Exhibit 99.1

Best Buy Appoints Mario J. Marte to Board of Directors

Best Buy Co, Inc. (NYSE:BBY) today announced that Mario J. Marte, an accomplished finance and e-commerce executive, has been appointed to its Board of Directors, effective immediately.

Marte is the Chief Financial Officer of Chewy, Inc., the leading online pet retailer, whose mission is to be the most trusted and convenient online destination for pet parents (and partners) everywhere. One of the standout IPOs in 2019, Chewy partners with more than 2,000 brands and employs more than 18,000 team members.

Joining Chewy in April 2015, Marte brought with him nearly two decades of business experience, including senior finance roles at Hilton Worldwide and finance and management consulting positions at American Airlines and Accenture. His in-depth professional experience has made him an expert in financial planning and analysis, treasury, strategy, risk management and commercial and operations finance.

“Among the e-commerce retailers those of us at Best Buy admire the most, Chewy is high on the list. They have achieved a market-leading position through a clearly stated mission and a clear determination to innovate and serve their customers — and their pets — with excellence,” said Corie Barry, Best Buy’s Chief Executive Officer. “Mario has played a key role in this success story and brings to our board not just 20 years of finance experience but the kind of diverse, strategic thinking we are thrilled to have as we continue our progress towards our 2025 goals.”

“Best Buy’s mission as a company — to enrich lives — is strikingly similar to how we operate at Chewy, with both companies obsessed with serving our customers better than anyone in our respective categories,” Marte said. “Having watched Best Buy’s performance over the years and long-admired its vision and executional acumen, I am honored to join the Board and to build upon the momentum generated by this impressive team.”

Marte holds a bachelor’s degree in computer engineering from the University of South Florida, and an M.B.A. from Duke University’s Fuqua School of Business.